                                OPTION AGREEMENT

         THIS OPTION AGREEMENT ("Agreement") is made and entered into as of this 27th day of August, 2001 by and among Williams Communications, LLC, a Delaware limited liability company ("Williams"), and Winstar Wireless, Inc. ("Winstar"), a Delaware corporation.

         WHEREAS, Williams has constructed or will construct or obtain rights of use in a fiber optic communication system; and

         WHEREAS, Williams and Winstar entered into a Wireless Fiber(SM) IRU Agreement effective as of December 17, 1998 (the "Wireless IRU Agreement"); and

         WHEREAS, Winstar desires to acquire from Williams, and Williams desires to provide to Winstar, an option to enter into the new IRU agreement attached hereto as Exhibit 1 (the "New IRU Agreement"); and

         WHEREAS, Williams wishes to enter into an amendment to the Wireless IRU Agreement in the form of Amendment Number One to Wireless Fiber(SM) IRU Agreement and Winstar is willing to so amend;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Grant of Options. In consideration of Winstar's execution of Amendment Number One to Wireless Fiber(SM) IRU Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Williams grants to Winstar two options to enter into the New IRU Agreement ("Option 1" and "Option 2," respectively), which options are identical except for the deadlines by which they may be exercised.

         2. Exercise of Option. In order to exercise either Option 1 or Option 2, Winstar shall deliver to Williams a notice of election (the "Notice of Election") that specifies a date of commencement of the New IRU Agreement. The New IRU Agreement shall become effective upon the date specified in the Notice of Election as the date of commencement of the New IRU Agreement (the "New IRU Commencement Date"), provided that Winstar has, on or before the New IRU Commencement Date, executed and delivered to Williams a copy of the New IRU Agreement, and provided, further, that, on or before the New IRU Commencement Date, the Wireless IRU has been assumed pursuant to 11 U.S.C. Section 365 in a confirmed plan of reorganization or has been assumed and assigned in connection with an asset sale pursuant to 11 U.S.C. Section 363.

          3. Deadline for Exercise. The Notice of Election for Option 1 shall be delivered, if at all, no later than December 31, 2001. The Notice of Election for Option 2 shall be delivered, if at all, no sooner than January 1, 2002 and no later than two (2) business days following the date on which an Order of the United States Bankruptcy Court for the District of Delaware confirming a plan of reorganization for Winstar (the "Plan") becomes a final order and the Plan has become effective (the "Deadline for Exercise"). If neither Option I nor Option 2 is exercised by the Deadline for Exercise, or if Winstar's bankruptcy case is converted to a Chapter 7 case, then both options shall expire, and Winstar shall immediately return to Williams all original signature pages to the attached form of New IRU Agreement executed by Williams. Williams agrees that it will not request, directly or indirectly, that Winstar's bankruptcy case be converted to a Chapter 7 case.

         4. Assignment of Options. Winstar may assign this Agreement (and, in the case of Section 4(e), below, pledge or grant a security interest in this Agreement) without the prior written consent of Williams to:

                  (a) An entity that acquires all or substantially all of Winstar's assets,

                  (b) Any Affiliate of Winstar (as defined in the New IRU Agreement),

                  (c) A successor in a merger or acquisition of Winstar,

                  (d) An entity that acquires less than substantially all of Winstar's assets, provided that the entity has been determined to be financially solvent by mutual agreement or the assignment has been approved by the court; or

                  (e) In connection with any financing.

         5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and permitted assigns.

         6. Notice. Unless otherwise provided in this Agreement, all notices and communications concerning this Agreement shall be in writing and addressed to the other party as follows, or at such other address as may be designated in writing to the other party:

         IF TO WINSTAR:                                   IF TO WILLIAMS:

            Winstar Wireless, Inc.                           Williams Communications, LLC
            685 THIRD AVENUE                                 ONE WILLIAMS CENTER, SUITE 26-5
            NEW YORK, NY 10017                               TULSA, OKLAHOMA 74172
            Attn: EVP, GENERAL COUNSEL                       Attn: CONTRACT ADMINISTRATION

         WITH A COPY TO:                                  WITH A COPY TO:

            Winstar Wireless, Inc.                           Williams Communications, LLC
            2545 HORSE PEN ROAD                              ONE WILLIAMS CENTER, SUITE 4100
            HERNDON, VIRGINIA 22171                          TULSA, OKLAHOMA 74172
            Attn: VP, COMMERCIAL AND LEGAL OPERATIONS        Attn: GENERAL COUNSEL


Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified U.S. Mail, postage prepaid, or by commercial overnight delivery service, and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered, on the day after being sent when sent by overnight delivery service, and three (3) days after deposit in the mail when sent by U.S. mail.

         7. Entire Agreement. This Agreement, together with its Exhibit, constitutes the entire understanding and agreement between the parties hereto concerning the subject matter hereof, superseding all prior oral or written agreement or understandings. This Agreement may not be terminated, amended, modified or changed except in writing signed by the parties hereto.

         8. Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to conflicts of law principles thereof.

         9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Such counterparts may be exchanged by facsimile transmission (followed by delivery of the executed original) and shall be deemed duly delivered upon acknowledgement of receipt thereof by the recipient party.

         10. Interpretation. This Agreement is to be construed fairly and simply and not strictly for or against either of the parties hereto. The Section headings contained herein are for convenience of references only, are not part of this Agreement, and shall not affect the meaning or interpretation of any provision hereof.

          IN WITNESS WHEREOF and in confirmation of their consent to the terms and conditions contained in this Agreement and intending to be legally bound hereby, Williams and Winstar have executed and delivered this Agreement as of the dates set forth below.






WINSTAR WIRELESS, INC.                    WILLIAMS COMMUNICATIONS, LLC



By:  /s/ C.Z. CZERNER                       By:  /s/ BRYAN J. DANCER
     -----------------------------              -------------------------------

Name:    C.Z. Czerner                       Name:      Bryan J. Dancer
     -----------------------------              -------------------------------

Title: Sr VP-Corporate Development        Title:  V.P. Business Development
      ----------------------------              -------------------------------

Date:  August 27, 2001                    Date:       8-27-01
     -----------------------------              -------------------------------

                                                                  EXECUTION COPY


                                  IRU AGREEMENT

                                     BETWEEN

                             WINSTAR WIRELESS, INC.

                                       AND

                         WILLIAMS COMMUNICATIONS, LLC


                              Dated
                                    -----------------


                                   (Long-Haul)

                                  IRU AGREEMENT
                                   (Long-Haul)

         THIS IRU AGREEMENT (including the Exhibits and Schedules attached hereto, this "Agreement") is made as of the New IRU Commencement Date (hereafter defined) by and between WINSTAR WIRELESS, INC. ("Winstar"), a Delaware corporation having its principal office at 685 Third Avenue, New York City, New York 10017, and WILLIAMS COMMUNICATIONS, LLC ("Williams"), a Delaware limited liability company, having its principal office at One Williams Center, Tulsa, Oklahoma 74172.

                                   WITNESSETH:

         WHEREAS, Williams has constructed or will construct or obtain rights of use in a fiber optic communication system (the "System") located along the routes depicted in Exhibit A, Part I (the "Routes") and consisting of the System Segments, as defined below; and

         WHEREAS, Winstar desires to acquire from Williams, and Williams desires to provide to Winstar, the Network IRU as defined below upon the terms and conditions set forth below;

         WHEREAS, Williams desires to sell and Winstar desires to buy certain Services, as defined herein;

         NOW, THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.       DEFINITIONS

         Capitalized terms and phrases used in this Agreement shall have the following meanings:

                  (a) "Acceptance" means the process of testing and proofing the performance of the Winstar Fibers for the purpose of delivery, set forth in Section 8 of this Agreement, or the capacity or Service provided under this Agreement as set forth in Section 5.2. Winstar Fibers, capacity or Services which have been accepted through the Acceptance process are "Accepted."

                  (b) "Acceptance Date" means the date on which the Winstar Fibers are Accepted under Section 8.1 below.

                  (c) "Acceptance Standards" means the standards set forth in Exhibit D with respect to the testing of the Winstar Fibers.

                  (d) "Additional Services" means Telecommunications Services in excess of the Capacity IRU, such excess is not included in the Contract Price.

                  (e) "Affiliate" means, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity, whether directly or indirectly through one or more intermediaries.

                  (f) "Agreement" has the meaning set forth in the preamble to this document.

                  (g)      "Ancillary Services" has the meaning set forth in
                           Section 6.4.

                  (h) "Cable" means fiber optic cable installed pursuant to this Agreement as part of the System (including any replacement cable) and fibers contained therein, including the Winstar Fibers, and associated splicing connections, splice boxes and vaults, and conduit.

                  (i) "Capacity" means the On-Net Telecommunications Services set forth on Schedule B to this Agreement.

                  (j)      "Capacity IRU" has the meaning set forth in Section
                           2.1(b).

                  (k) "Circuit" means a communications path with a specified bandwidth.

                  (l) "Claim" means any claim, action, dispute, or proceeding of any kind between Winstar (or any of its Affiliates, successors or assigns) and Williams (or any of its Affiliates, successors or assigns) and any other claim, transaction, occurrence, loss, liability, expense or other matter arising out of, in connection with, or in any way related to, the Network IRU, the System, this Agreement or any other instrument, arrangement or understanding related to the Network IRU.

                  (m)      "Claimant" has the meaning set forth in Section 15.1.

                  (n)      "Collateral" has the meaning set forth in Exhibit K.

                  (o) "Collocation Service" has the meaning set forth in Exhibit C.

                  (p) "Connecting Point" means a point where the network or facilities of Winstar will connect to the System.

                  (q) "Contract Price" means the purchase price for the Network IRU in the gross amount of two hundred forty-five million five hundred twenty seven thousand two hundred dollars ($245,527,200.00), comprised of one hundred two million three hundred ninety-seven thousand six hundred eighty dollars ($102,397,630.00) for the Winstar IRU and one hundred forty-three million one hundred twenty-nine thousand five hundred twenty dollars ($143,129,520.00) for the Capacity IRU payable together in Monthly Payments, and is subject to reduction by Section 8.4 and 13.1(b). or other reductions allowed under this Agreement or as agreed by the Parties.

                  (r) "Control" and its derivatives mean legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting capital stock (or other ownership interest, if not a corporation) of an entity or management or operational control over such entity.

                  (s) "Costs" means actual, direct costs incurred and computed in accordance with the established accounting procedures used by Williams to bill third parties for reimbursable projects. All Costs shall be computed in accordance with generally accepted accounting principles. Such actual, direct costs include the following:

                           (i) Labor costs, including wages and salaries, and benefits, plus the overhead allocable to such labor costs (overhead allocation percentage shall not exceed the lesser of:
                                    (i) the percentage Williams allocates to its internal projects; or (ii) thirty percent (30%)); and

                           (ii) Other direct costs and out-of-pocket expenses on a pass-through basis (such as equipment, materials, supplies, contract services, costs of capital, Required Rights, sales, use or similar taxes, etc.) plus ten percent (10%) of such expenses; but,

                           (iii) Less any cost or expense reimbursed by a third party.

                  (t) "Cover" means the remedy for late delivery of the Winstar Fibers provided in Section 8.3 of this Agreement.

                  (u)      "Deduction Section" has the meaning set forth in
                           Section 25.1(l).

                  (v)      "Due Date" has the meaning set forth in Section 13.1.

                  (w) "Facility Owners/Lenders" means any entity (other than Williams) that: (a) owns any portion of the System or any property or security interest therein,
                           (b) leases to Williams, or provides an IRU to Williams in, any portion of the System, or (c) is a Lender with respect to Williams or any Affiliates of Williams.

                  (x)      "FCC" means the Federal Communications Commission.

                  (y) "Fiber Acceptance Testing" means the fiber acceptance testing described in Exhibit D.

                  (z) "Fibers" means any optical fibers contained in the System including the Winstar Fibers, the fibers of Williams and the fibers of any third party in the System excluding, however, any fibers granted (whether through ownership, IRU, lease, or otherwise) to governmental entities in exchange for the use of streets, rights of way, or other property under the jurisdiction of such entity.

                  (aa)     "Force Majeure Events" has the meaning set forth in
                           Article 23.1.

                  (bb) "Indefeasible Right of Use" or "IRU" means an exclusive, indefeasible right to use the specified property or capacity in the manner contemplated by this Agreement; provided, however, that the grant of an IRU shall not convey title, ownership, or rights of possession in the System, the Winstar Fibers, the Cable, the Right-of-Way Agreements, or any other real or personal property.

                  (cc)     "Indemnitor" has the meaning set forth in Section
                           15.1.

                  (dd) "Intellectual Property Rights" means patent, copyright, trademark, trade secret or other proprietary rights with respect to any work product in which such rights could inure.

                  (ee) "Interconnection" means the connections of the Winstar equipment with the Williams Network or third-party networks.

                  (ff) "Interim Agreement" means the Interim Agreement by and between the Parties executed on August 15, 2001.

                  (gg) "Interim Services" means the Services provided to Winstar pursuant to the Interim Agreement.

                  (hh)     "IRU Term" has the meaning set forth in Section 10.1.

                  (ii)     "LEC" means a local exchange carrier.

                  (jj)     "Lender" has the meaning set forth in Section 2.2.

                  (kk) "Losses" means all liabilities, damages and related costs and expenses (including fines, levies, assessments, reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties) directly incurred by a party.

                  (ll) "Material Improvements" has the meaning set forth in Exhibit C-1.

                  (mm) "Mean Time to Restore" has the meaning set forth in the applicable schedules of Exhibit B.

                  (nn)     "Minimum Term Liability" has the meaning set forth in
                           Section 5.3(b).

                  (oo) "Monthly Payments" means the monthly amounts payable to Williams for the Winstar IRU and the Capacity IRU combined together granted under this Agreement as set forth in Sections 3.1.

                  (pp)     "NCC" means Network Control Center, as set forth in
                           Exhibit I, Section 1(A).

                  (qq)     "Network IRU" has the meaning set forth in Section
                           2.1.

                  (rr) "New IRU Commencement Date" means the date upon which the Network IRU is made effective pursuant to the terms of the Option Agreement, which shall be no earlier than the day after day on which the first monthly installment of the Monthly Payment is paid to Williams, and shall be the date on which this Agreement becomes effective.

                  (ss)     "Notice of Election" has the meaning set forth in
                           Section 15.2(a).

                  (tt)     "OOS" means Out-of-Spec, as set forth in Exhibit D,
                           Section 1(B).

                  (uu)     "Off Net" means a Circuit that is not On Net.

                  (vv) "On Net" means a Circuit traversing the Williams Network between two Williams points of presence.

                  (ww) "OTDR" means optical time domain reflectometer, as set forth in Exhibit D, Section 1(A).

                  (xx) "Other Services" means local access, Interconnection, Ancillary Services and Collocation Services.

                  (yy)     "Payment Deductions" has the meaning set forth in
                           Section 25.1(e).

                  (zz)     "Payment Terms" has the meaning set forth in Section
                           3.1.

                  (aaa) "Point of Presence" or "POP" means a specified location at which Williams originates or terminates services.

                  (bbb)    "Premises" has the meaning set forth in Exhibit C.

                  (ccc) "Prime Rate" means, with respect of any period, the rate published as Chase Manhattan's prime rate in the Wall Street Journal, or any successor publication thereto, from time to time during such period. (mmm) "Pro Rata Share" means a proportion equal to a fraction, the numerator of which is the number of Winstar Fibers and the denominator of which is all Fibers in the relevant System Segment Portion(s). If this fraction varies over different System Segment Portions, then the Pro Rata Share shall be equal to the weighted average (weighted by length as set forth in Williams' as-built drawings) of the relevant System Segment Portions. For example, if the fraction for 100 feet of the relevant System Segment Portion is 0.1 and the fraction for the remaining 50 feet of the relevant System Segment

                           Portion is 0.07, the weighted average for the entire System Segment Portion would be 0.09.

                  (ddd) "Released Party" means each of the following (but excludes Williams and Winstar):

                           (i) Any Affiliates or Lenders of the other party and any Facility Owners/Lenders;

                           (ii)     Any employee, officer, director,
                                    stockholder, partner, member, or trustee of the other party or of its Affiliates, Lenders, or Facility Owners/Lenders; or

                           (iii) Assignees of the entities included in the above subparagraphs (a) or (b) and any employee, officer, director, stockholder, partner, member, or trustee of such assignees.

                  (eee)    "Representatives" has the meaning set forth in
                           Section 20.2(a).

                  (fff) "Requested Start Date" means the date specified as delivery date in a Service Order.

                  (ggg)    "Required Rights" has the meaning set forth in
                           Section 4.1.

                  (hhh) "Right-of-Way Agreements means rights, licenses, authorizations, easements, leases, fee interests, or agreements that provide for the occupancy by the System of real property or fixtures (such as conduit, bridges, river crossings, or transmission towers).

                  (iii) "Route" has the meaning set forth in the Recitals above.

                  (jjj)    "Routine Maintenance" has the meaning set forth in
                           Section 11.1.

                  (kkk) "Security Interest" has the meaning set forth in Exhibit K.

                  (lll)    "Service Orders" has the meaning set forth in
                           Section 5.2(a).

                  (mmm) "Service Term" means with respect to the provision of Telecommunications Services, Additional Services or Other Services, the length of time specified in the applicable Service Order during which Williams will provide such Telecommunications Services, Additional Services or Other Services

                  (nnn) "Space" has the meaning set forth in Section 1.1 of Schedule C.

                  (ooo) "Start Date" means, with respect to any Telecommunications Services or Other Services Winstar requests Williams to provide hereunder, the first day on which such services are provided.

                  (ppp) "System" shall have the meaning set forth in the Recitals above.

                  (qqq) "System Segment" means one of the System Segment Portions identified as a System Segment in Exhibit A,
                           Part 2.

                  (rrr) "System Segment Portion" means a discrete portion of the System and may refer to a span (a portion of the System between two Transmission Sites or between a Transmission Site and a Point of Presence or System end point), a portion between two Points of Presence or a Point of Presence and a System end point, or a portion of the System affected by a relocation or other circumstance.

                  (sss) "Telecommunications Services" means interexchange telecommunications capacity on Williams' Network (or third parties' telecommunications facilities) at the DS-3, OC-3, OC-12 and OC-48 levels but excluding Other Service.

                  (ttt)    "Term" has the meaning set forth in Section 10.1.

                  (uuu) "Third Party Service Provider" means any third party provider, operator or maintenance repair contractor of facilities employed by Williams in connection with the provision of the Network IRU, Telecommunications Services or Other Services.

                  (vvv) "Transmission Sites" means the optical amplifier, regenerator, and junction sites along each System Segment.

                  (www) "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York, as it may be amended from time to time.

                  (xxx) "Williams" means Williams Communications, LLC, a Delaware limited liability company, formerly known as Williams Communications, Inc.

                  (yyy) "Williams Network" means the telecommunications facilities owned or operated by Williams and used to provide services between the cities listed on Williams published POP list, as such may be added to as Williams grows its network during the Term.

                  (zzz) "Winstar" has the meaning set forth in the first paragraph of this document.

                  (aaaa) "Winstar Equipment" means optronic (opto-electrical), electronic, or optical equipment, or materials, facilities, or other equipment (other than the System) owned, possessed, or utilized by Winstar

                  (bbbb)   "Winstar Facilities" has the meaning set forth in
                           Section 27.3.

                  (cccc) "Winstar Fibers" has the meaning set forth in Section 2.1.

                  (dddd)   "Winstar IRU" has the meaning set forth in Section
                           2.1.

                  (eeee) "Wireless IRU" shall mean that certain contract entitled "Wireless Fiber IRU Agreement by and between Winstar Wireless, Inc. and Williams Communications, Inc.," effective as of December 17, 1998.

2.       CONVEYANCE OF DARK FIBER IRUS AND GRANT OF OPTION

         2.1.     GRANT OF NETWORK IRU.

                  In consideration of the payment of the Contract Price to Williams as set forth herein and upon the New IRU Commencement Date, Williams hereby grants the "Network IRU" to Winstar for the purposes described herein and on the terms and subject to the conditions set forth herein. The Network IRU comprises:

                  (a) An exclusive Indefeasible Right of Use (the "Winstar IRU"), effective as of the Acceptance Date for each System Segment effective on the New IRU Commencement Date, in:

                  Two (2) strands of optical fiber, in each System Segment, throughout the length of the Route as specified in Exhibit A-2 and four (4) strands of optical fiber on the Houston to Atlanta System Segment, as specified in Exhibit A-2 (the "Winstar Fibers"); and

                  (b) An exclusive Indefeasible Right of Use in On-Net Telecommunications Services (the "Capacity IRU"), effective as of the IRU Commencement Date, for the circuits identified in Exhibit H to the Interim Agreement.

         2.2.     FINANCING ARRANGEMENTS.

                  Each party may, directly or through an Affiliate, enter into financing arrangements (including secured loans, leases, sales with lease-back, leases with lease-back arrangements, purchase-money or vendor financing, conditional sales transactions or other arrangements) with one or more financial institutions, vendors, suppliers or other financing sources (each a "Lender"), that, with respect to Williams, relate to the System and, with respect to Winstar, relate to the Network IRU (and not to any physical property right in the System), subject to Williams' rights pursuant to the Payment Terms.

         2.3.     INCLUSION IN WINSTAR'S BID PROCESS.

                  During the Term, anytime Winstar seeks to obtain domestic interexchange telecommunications services to fulfill its business requirements (including dark fiber, data, voice and video circuits) it shall always include Williams in such consideration if Williams is responsive to Winstar's requests and Williams' products, when compared to similar offerings in the marketplace, are of equivalent or better quality, availability and price.

         2.4.     NO TITLE TO REALTY OR PERSONALTY.

                  Neither this Agreement nor the grant of the Network IRU effected hereby conveys any form or type of title in any real or personal property, including the System or any portion thereof or in any transmission or other facilities or equipment whether or not related to the provision of Telecommunications Services, Other Services, or Additional Services. Williams and Winstar intend that this Agreement constitutes a contractual right of use and not a sale or lease of the Winstar Fibers.

         2.5.     WILLIAMS SECURITY INTEREST.

                  (a)      Effect and Intention of this Section. Nothing in this
                           Section 2.5 shall vary, alter or modify the provisions of Section 2.4 of this Agreement. The grant of the Security Interest to Williams as set forth in Exhibit K is not intended to and shall not be construed to create any rights in any of the Collateral in favor of Winstar which are not granted by other provisions of this Agreement; provided, however, that the provisions of this Section 2.5 shall be effective regardless of whether this Agreement creates an IRU or some other interest in the Winstar Fibers.

                  (b) Security Interest. As security for the payment or performance under this Agreement, as the case may be, Winstar grants Williams the Security Interest set forth in Exhibit K.

3.       CONSIDERATION FOR IRU

         3.1.     CONTRACT PRICE.

                  As consideration for the Network IRU, Winstar shall pay the Contract Price in combined Monthly Payments, in the amount of four hundred twenty six thousand six hundred fifty eight dollars ($426,65S.00) for the Winstar IRU and five hundred ninety six thousand three hundred seventy-three dollars ($596,373.00) for the Capacity IRU, together for a Monthly Payment of one million twenty-three thousand thirty-one dollars ($1,023,031.00), subject to reduction by Section 8.4, and 13.1(b) or other reductions allowed under this Agreement or as agreed by the

                  Parties. The Monthly Payments shall be made in accordance with the payment and other terms set forth in Section 13, Invoicing and Payment and subject to the terms set forth in Exhibit K (the "Payment Terms").

4.       CONSTRUCTION

         4.1.     CONSTRUCTION REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  (a) Williams represents, warrants and covenants that, as of the Acceptance Date for each System Segment, it (or the underlying facility owner on Williams' behalf) shall have obtained the following rights (collectively, the "Required Rights"):

                           (i) all Right-of-Way Agreements necessary for the installation and use of that System Segment or Circuit, as the case may be;

                           (ii) the rights to use those System Segment Portions it does not own and the right to grant the Network IRU with respect to such System Segment Portions or Circuits, as the case may be;

                  (b) Williams represents, warrants and covenants that, for each System Segment,

                           (i) that System Segment has been designed, engineered, installed, and constructed in accordance with the specifications set forth in Exhibits D, E, and F; and

                           (ii) throughout the Term, the exercise of rights by or on behalf of Williams' Facilities Owners/Lenders shall not deprive Winstar of the peaceful and quiet enjoyment of the Winstar IRU in that System Segment, or of the use of the Capacity IRU as specified in this Agreement.

         4.2.     RENEWAL OF REQUIRED RIGHTS.

                  Williams shall renew or replace, as necessary to the provision of the Network IRU from time to time, the existing Required Rights for each System Segment Term.

         4.3.     AS-BUILT DRAWINGS.

                  Within six (6) months after the Acceptance Date for any System Segment, Williams shall provide Winstar with as-built drawings for that System Segment which have not yet been provided, in compliance with the specifications for as-built drawings set forth in Exhibit H. Williams will provide all completed as-built drawings within 30 days.

5.       ORDERING AND PROVISIONING

         5.1.     PROVISION OF CAPACITY SERVICE.

                  (a) Inasmuch as the deployment of the System does not currently reach all locations set forth in Part 1 of Exhibit A, Williams shall provide, subject to availability and on a non-discriminatory basis, Telecommunications Services on the Williams Network in accordance with the terms of this Agreement and the terms located in Exhibit B. The Telecommunications Services comprising the Capacity IRU are fixed as of the date of execution of the Interim Agreement and are specified in Attachment 1 to the Interim Agreement. All such Telecommunications Services are deemed Accepted.

                  (b) At the request of Williams, Winstar shall pay for Other Services or Additional Services requested by Winstar in writing in accordance with the terms of this Agreement.

                  (c) Winstar shall request Other Services and Additional Services in writing through its authorized representatives designated by Winstar in writing. Winstar shall have no liability for and Williams shall have no obligation to provide any Additional Services or Other Services not placed by Winstar's authorized representative.

         5.2.     SERVICE ORDERS FOR OTHER SERVICES AND ADDITIONAL SERVICES.

                  (a) Additional Services, and Other Services requested by Winstar hereunder shall be requested on Williams Service Order forms in effect from time to time ("Service Orders"). Each Service Order shall reference this Agreement. In addition to issuing a Service Order for such Service, Customer may order certain Switched Voice Services in an electronic batch format approved by Williams ("Batch Order"). Williams shall accept any Service Order under this Agreement that complies with the terms and conditions set forth herein, subject to availability and credit approval at the time Winstar places such Service Order. Williams reserves the right to reject a Service Order that does not conform with the terms and conditions of this Agreement and such non-conforming Service Order shall have no force or effect hereunder.

                  (b) A Service Order is deemed accepted (subject to availability) by Williams when Williams' Service Delivery department transmits, within 3 business days after receiving Winstar's Service Order, an electronic Order Confirmation Document ("OCD") to Winstar indicating that Winstar's order is being processed by Williams; provided however, Williams will not issue an OCD for Switched Voice Services.

                  (c) Each Service Order will indicate a Requested Start Date for the Circuit, the desired term of the Circuit, specific city pairs, applicable bandwidth, whether the Circuit(s) are to be expedited or provided in normal intervals and any other parameters required or information necessary to enable Williams to provide the Service. In the event that Williams is unable to meet Winstar's Requested Start Date, Williams will notify Winstar of the date when Williams believes the Service will be available and Winstar's Requested Start Date will be changed to reflect the number of days of delay or advance, as appropriate. Failure of Williams to deliver by Winstar's Requested Start Date shall not constitute a default under this Agreement and Williams shall not be liable to pay to Winstar any penalties or damages for Williams' failure to meet Winstar's Requested Start Date.

                  (d) Any conflicting, different or additional terms and conditions contained in Winstar's acknowledgment or Service Order or elsewhere are deemed objected to by Williams and shall not constitute part of this Agreement. No action by Williams (including fulfillment of such Service Order) shall be construed as binding or estopping Williams with respect to such conflicting, different or additional term or condition, unless the Service Order containing said term or condition has been signed by an authorized representative of Williams.

                  (e) Williams will issue to Winstar an electronic notice that Service is available ("Turn Up Acknowledgement" or "TUA"). The TUA will indicate that all the relevant Service ordered through Williams has been tested by Williams and that the Williams' Service meets or exceeds the Technical Specifications set forth in the relevant Service Schedule. The TUA will also set forth the date Winstar's Service is available for use by Winstar and upon which Williams shall commence charging for the Service ("Circuit Effective Billing Date").

                           Winstar shall be deemed to have accepted Service and Williams shall begin billing for the Service as of the Circuit Effective Billing Date, provided that, if Winstar notifies Williams' Service Delivery Department in writing within four (4) business days of the Circuit Effective Billing Date that Williams' Service is in material non-compliance with the applicable Technical Specifications and if, upon investigation, such material non-compliance is due solely to Williams fault, then Williams shall correct the non-compliance and make the appropriate adjustment to Winstar's billings under this Agreement. The occurrence of any such non-compliance shall not constitute a default under this Agreement and Williams shall not be liable to pay to Winstar any penalties or damages resulting from any such non-compliance, except for the Outage Credits respecting On-Net Telecommunications Services provided pursuant to Exhibit B. Charges for Service begin accruing upon Circuit Effective

                           Billing Date, regardless of whether Winstar is actually using the Services, or is ready to test and accept the Services.

                  (f)      If Acceptance for any Circuit does not occur sixty
                           (60) days of the Deadline Date, Winstar may terminate this Agreement with respect to the delayed Circuit by notice to Williams.

         5.3.     CHANGES IN SERVICE PARAMETERS.

                  (a) Winstar may disconnect Off-Net Telecommunications Service, Other Services, or Additional Services provided by a Third-Party Service Provider pursuant to a Service Order by providing sixty (60) days' prior written notice and paying any and all amounts properly due that Provider for the affected Service Order.

                  (b) Following the relevant Start Date for any On-Net service, including the Capacity IRU, Winstar may disconnect or reconfigure that service upon sixty
                           (60) days' prior-written notice. If that action relates to a Circuit that has not been in place for at least one (1) year from its Start Date, Winstar shall pay Williams an amount equal to the total of the monthly charges for one year of service of such Circuit, less the amount of monthly charges actually paid at the time of service disconnection (the "Minimum Term Liability").

6.       LOCAL ACCESS SERVICES

         6.1.     LOCAL ACCESS SERVICES.

                  Williams may obtain "Local Access Service" for Winstar, which is defined as the telecommunications facilities or services connecting a Winstar-designated termination point to a point of presence ("POP") designated by Williams. The term Local Access Service, as used throughout this Agreement, may include both domestic U.S. and foreign Local Access Service. Winstar shall execute a Letter of Agency, in a form provided by Williams, authorizing Williams to interact directly with the Local Access Service provider(s) to obtain the Local Access Service. Winstar shall pay all charges including, without limitation, monthly charges, usage charges, installation charges, non-recurring charges, or applicable termination/cancellation charges, of the Local Access Service provider(s).

         6.2. WILLIAMS' PROVISIONING, TESTING, AND CHARGING FOR LOCAL ACCESS SERVICES.

                  For Local Access Services ordered by Williams, Williams shall provision and conduct the initial testing of an interconnection between the Williams' Service set forth in the Service Order and the Local Access Service. Williams shall coordinate the installation of the Local Access Service with the Williams' Service.

                  Local Access Service charges shall accrue at the then-current tariff rate (or the standard published rate, if there is no tariff rate) of the Local Access Service provider. If the applicable rate for Local Access Service is changed by the Local Access Service provider, such changes will be passed through to, and be borne by, Winstar. In the event Williams' Services are not ready at the same time as the Williams' ordered Local Access Service, Williams will not begin billing Winstar for such Local Access Services until the related Williams' Services are turned up.

         6.3.     WINSTAR ORDERED LOCAL ACCESS.

                  Winstar may, in conformance with Williams' policies on third parties providing connectivity into a Williams' POP, order its own Local Access Services from a vendor who has established entrance facilities in Williams' POP ("Approved Vendor"). In the event Winstar desires to order Local Access Services from someone other than an Approved Vendor, Winstar must get Williams' prior written permission, which shall not be unreasonably withheld. In such event, the Local Access Service provider shall directly bill Winstar for such Services. Williams may charge Winstar for any associated entrance facility or mileage charges if it provides Carrier Facility Assignment ("CFA") to Winstar. Winstar shall ensure that the Winstar-ordered Local Access Services are turned up at the same time as the Williams' Services. If the Winstar-ordered Local Access Services are not ready as of the Circuit Effective Billing Date, Winstar shall nonetheless be obligated to pay for Williams' Services as of the Circuit Effective Billing Date, so long as the delay in the provision of the Local Access Services is not attributable to Williams.

         6.4.     ANCILLARY SERVICES.

                  Williams may also provide other services to Winstar for reasons including, but not limited to: (a) Winstar's request to expedite Telecommunications Services availability to a date earlier than Williams' published installation interval or a previously accepted Start Date; (b) Telecommunications Services redesign or other activity occasioned by receipt of inaccurate information from Winstar; (c) Winstar's request for use of routes or facilities other than those selected by Williams for provision of the Telecommunications Services; and
                  (d) other circumstances in which extraordinary costs and expenses are generated at the written request of Winstar and incurred by Williams (collectively, "Ancillary Services").

7.       CONNECTION TO THE SYSTEM AND COLLOCATION

         7.1.     COLLOCATION.

                  Winstar shall have the right to use Transmission Sites along the Route and to collocate equipment in Williams' points of presence pursuant Exhibit C. Williams will provide the collocation space requested in Exhibit A-3 pursuant to Exhibit C. Such Transmission Sites shall meet or exceed the power and building requirements specified in Exhibit C. Winstar shall provide, maintain, and for all purposes be solely responsible for all Winstar Equipment at Transmission Sites or other locations.

         7.2.     INTERCONNECTION.

                  Subject to the provisions herein, Winstar shall pay for and arrange all connections of its facilities with the Winstar Fibers. Winstar shall pay Williams for any Costs incurred as a result of making such connections and shall at its own cost obtain all rights from third parties required to make such connections. Williams' Costs for any requested connection shall be estimated and Winstar shall pay Williams eighty percent (80%) of such estimate prior to the work being performed by Williams. Winstar shall pay the balance of the actual Costs incurred by Williams in making the connection within thirty (30) days of receipt of an invoice therefor. In the event the estimated Costs exceed the actual Costs, Williams shall refund Winstar the difference. Such connections shall be made only as set forth in Exhibit B.

8.       ACCEPTANCE AND TESTING OF FIBERS

         8.1      FIBER ACCEPTANCE TESTING.

                  Exhibit D sets forth Fiber Acceptance Testing procedures, tests deliverables that Williams shall provide to Winstar, and procedures for determining the Acceptance Date of a System Segment.

         8.2      ACCEPTANCE DATE OBLIGATIONS.

                  As of the Acceptance Date of Winstar Fibers in any System
                  Segment:

                  (a) Williams or the underlying facility owner shall have obtained all rights, licenses, authorizations, easements, leases, fee interests, or agreements that provide for the occupancy by such System Segment of real property or fixtures (such as conduit, bridges, river crossings, or transmissions towers);

                  (b) Williams shall have obtained by IRU agreement, lease or otherwise the right to use any portion of the System along the System Segment it does not own; and

                  (c) such System Segment shall be designed, engineered, installed, and constructed in accordance with the specifications set forth in Exhibits D, E, and F.

                  The rights Williams is required to obtain pursuant to Subsections (a) and (b) above are referred to as "Required Rights." Consistent with the terms of this Section 8.2, Williams shall renew or replace existing Required Rights through the Term.

                  The System Segments previously Accepted by Winstar, including those listed on Exhibit A-2, and identified as Accepted, are deemed Accepted.

         8.3      TIMELY COMPLETION

                  The estimated completion dates for completion of construction, installation, William' Fiber Acceptance Testing, and hand-over of Williams' test results for each System Segment which has not already been Accepted are set forth in Exhibit A-2 ("Estimated Completion Date"). The deadline date for actual completion and testing of each System Segment which has not already been Accepted shall be the later of one hundred and twenty (120) calendar days after (a) the applicable Estimated Completion Date for such System Segment, or (b) the Estimated Completion Date for such System Segment (as extended due to Force Majeure Events) or as expressly permitted by this Agreement (the "Deadline Date"). If Williams does not meet the Deadline Date for any System Segment, and the parties are unable, in good faith, to agree to an alternative Deadline Date, Winstar's sole and exclusive remedy for such failure shall be to obtain Cover (as hereinafter defined) beginning on the Deadline Date for the System Segments not made available and ending on the date such System Segments are Accepted. The term "Cover" shall mean, and shall be satisfied by Williams' providing, at Williams' expense: (a) such capacity as is required for Winstar to carry those Circuits it would have migrated to the Winstar Fibers, and (b) such other capacity as is needed to fulfill Winstar's increase in usage (based on actual orders of its customers), until the Winstar Fibers are Accepted. In any event, Williams will provide such Cover capacity in ATM, private line, or frame relay formats, at Winstar's option.

         8.4      TERMINATION RIGHT.

                  If the Acceptance Date does not occur within one hundred eighty (180) days of the Deadline Date, Winstar may terminate this Agreement with respect to the relevant System Segment by written notice to Williams. Within thirty (30) calendar days after receipt of such notice, Williams shall, as Winstar's exclusive remedy for such non-occurrence, reduce the Monthly Payment by the Pro Rata Share of the Monthly Payment relating to the terminated System Segment and the parties shall have no further obligations with respect to such System Segment. If Winstar exercises its right to terminate the Agreement with respect to the relevant System Segment, such termination shall be Winstar's exclusive remedy for the delay or failure of delivery.

9.       USE OF THE SYSTEM

         9.1.     USE OF WINSTAR FIBERS.

                  Winstar may use the Winstar Fibers for any lawful purpose in accordance with the terms and conditions set forth in this Agreement.

         9.2.    NOTICE OF DAMAGE.

                  Winstar shall promptly notify Williams of any matters pertaining to any damage or impending damage to or loss of System that are actually known to it and that could reasonably be expected to adversely affect the System.

         9.3.     PRECAUTIONS.

                  Winstar shall take all reasonable precautions against any damage proximately caused by Winstar to the System or to fibers used or owned by Williams or third parties.

         9.4.     USE OF EQUIPMENT.

                  Neither party shall use, or allow others to use, equipment, technologies, or methods of operation that adversely affect the Williams Network or the System or the permitted use of the Williams Network or the System by Williams or third parties or their respective Fibers, equipment, or facilities associated therewith. If Winstar uses equipment, technologies, and methods of operation that are collectively either in accord with Williams' practices or generally accepted industry standards, Williams shall have the burden of demonstrating that Winstar has breached the requirements of the preceding sentence.

         9.5.     LIENS.

                  Winstar shall not, directly or indirectly, cause any part of the System to become subject to any mechanic's lien, materialman's lien, vendor's lien, or any similar lien whether by operation of law or otherwise. If Winstar becomes aware that it has breached its obligations under this Section, it shall promptly: (a) notify Williams in writing, (b) cause such lien to be discharged and released of record without cost to Williams, and (c) indemnify Williams against all costs and expenses (including reasonable attorneys' fees and court costs at trial and on appeal) incurred in discharging and releasing such lien.

10.      TERM

         10.1.    AGREEMENT TERM.

                  The term of this Agreement and the IRUs granted under it shall begin on the New IRU Commencement Date and shall end twenty
                  (20) years from the Acceptance Date for the last of the System Segments to be delivered (the "Term").

         10.2.    SERVICE ORDER TERM.

                  Each Service Order placed under this Agreement shall have its own Service Order Term, as indicated on such Service Order. At the end of the Service Order Term for any Service Order, such Service Order shall continue on a month-to-month basis ("Extension Period") unless either party gives written notice to the other that such Service Order shall not be continued, such notice to be delivered at least sixty (60) calendar days before the end of the Service Order Term, or if during the Extension Period, then upon at least thirty (30) calendar days' prior written notice. Charges to Winstar, as set forth in this Agreement, for Services provided by Williams during the Service Order Term shall continue to apply to Winstar throughout any Extension Period, unless modified pursuant to the terms of this Agreement.

         10.3.    EFFECT OF TERMINATION.

                  No termination of this Agreement, the Capacity IRU or the Winstar IRU shall affect the rights or obligations of any party hereto:

                  (a) With respect to any payment or the handling of a disputed payment hereunder for services rendered under this Agreement during the Term; or

                  (b)      Pursuant to Articles 15, 16, 17, 18, 20, 23 and 24.1
                           entitled Indemnification; Limitation of Liability; Insurance; Taxes and Governmental Fees; Confidential Information; Remedies and Dispute Resolution; and Rules of Construction, respectively.

         10.4     TRANSITION.

                  (a) By the date occurring one hundred eighty (180) days prior to the end of the Term, Williams and Winstar shall met and negotiated in good faith a plan to transition all of Winstar's traffic off of the Winstar Fibers and the Circuits on which the Capacity is provided ("Transition Period"). Winstar shall continue payment of the Monthly Payment for all Winstar Fibers and all Circuits on which its traffic is present for so long as its traffic is carried, provided that Winstar shall prepay any charges for the Winstar Fibers or the Circuits if the parties have agreed to extend such usage beyond the Term.

                 (b) If because of Winstar's default, the Agreement is terminated before the end of the Term, Winstar may request a "Transition Period" of up to one hundred twenty (120) days during which to move its traffic from the Winstar Fibers and the Circuits on which the Capacity is provided. If Winstar wishes a Transition Period after termination due to Winstar's default, Winstar must provide notice to Williams within twenty-four (24) hours of receipt of the notice of default from Williams along with payment in full in immediately available funds for the total of the Monthly Payments for the entire Transition Period.

11.      OPERATION. MAINTENANCE, AND REPAIR OF THE SYSTEM

         11.1.    ROUTINE MAINTENANCE.

                  During the Term, Williams shall perform all required maintenance and repair work that:

                  (a)      is specifically identified as Routine Maintenance in
                           Exhibit I; or

                  (b) has aggregate Costs incurred as a result of any single event or multiple, closely related events less than or equal to ten thousand dollars ($10,000.00) at no additional cost to Winstar. "Routine Maintenance" means the work specifically identified as Routine Maintenance in Exhibit I, provided that Routine Maintenance excludes work for which Winstar is obligated to reimburse Williams for all or a portion of the Costs incurred pursuant to other Articles of this Agreement.

         11.2.    NON-ROUTINE MAINTENANCE.

                  Winstar shall pay its Pro Rata Share of Williams' direct Costs of non-Routine Maintenance of the System in excess of ten thousand dollars ($10,000), if the Cost of such work relating to any single event or multiple related events is greater than ten thousand dollars ($10,000.00).

         11.3.    SUBCONTRACTORS.

                  Williams may subcontract provisioning, testing, maintenance, repair, restoration, relocation, or other operational and technical services it is obligated to provide hereunder or may have the underlying facility owner or its contractor perform such obligations. Such subcontracting shall not relieve Williams of any obligations under this Agreement.

         11.4.    WINSTAR EQUIPMENT.

                  Williams' maintenance and repair obligations under this Agreement shall not include maintenance, repair or replacement of Winstar Equipment.

         11.5     ACCESS TO SYSTEMS.

                  Winstar shall not access any physical part of any System Segment without the prior written consent of Williams, and then only upon the terms and conditions specified by Williams.

12.      RELOCATION

         12.1.    RELOCATION.

                  If, Williams determines for bona fide operational reasons, or is required by a third party acting pursuant to condemnation or similar authority or by a governmental entity, to relocate all or any portion of such System Segment or any of the facilities used or required in providing Winstar with the Winstar IRU, Williams shall, to the extent practicable, provide Winstar sixty (60) days' prior notice of any such relocation and shall proceed with such relocation. Williams shall have the right to direct such relocation, including the right to determine the extent of, the timing of, and methods to be used for such relocation, provided that any such relocation:

                  (a) Shall be constructed and tested in accordance with the specifications and requirements set forth in this Agreement and applicable Exhibits;

                  (b) Shall not result in a materially adverse change to the operations, performance, Connecting Points with the network of Winstar, or end points of the System Segment; and

                  (c) Shall not unreasonably interrupt service on the affected System Segment.

                  For purposes of this Section, a Williams' relocation shall be for bona fide operational reasons if it is undertaken in good faith (i) to settle or avoid a bona fide threatened or filed condemnation action or order by a governmental authority to relocate, (ii) to reduce the likelihood of physical damage to the System, (iii) as the result of a Force Majeure Event, or
                  (iv) for other operational reasons to which Winstar has consented, provided that Winstar shall not unreasonably withhold such consent. Williams shall use reasonable efforts to contest any exercise of condemnation authority that would require a relocation that would require Winstar to reimburse Williams pursuant to this Article 12.

         12.2.    COST OF RELOCATION.

                  Unless such relocation is necessitated by a breach of Williams' obligations under this Agreement or is undertaken by Williams for any reason other than those reasons set forth in
                  Section 12.1 above, Winstar shall reimburse Williams for the Costs incurred in the same manner and to the same extent as is set forth for reimbursement of Costs in this Agreement.

         12.3.    UPDATED AS-BUILT DRAWINGS.

                  At Winstar's written request, Williams shall deliver to Winstar updated as-built drawings with respect to a relocated portion of the System Segment within the later of one-hundred eighty (180) days following the completion of such relocation or thirty (30) days after receipt of Winstar's request.

13.      INVOICING AND PAYMENT

         13.1.    MONTHLY PAYMENT.

                  (a) Winstar shall pay Williams the Monthly Payments during the Term as set forth in Section 3.1 and in accordance with Exhibit K.

                  (b) The first payment shall be due and payable upon Winstar's execution of this Agreement. If any payment made under the Interim Agreement has not been used by the obligations under the Interim Agreement, and such payment under the Interim Agreement had been made in cash, it shall be applied and Winstar shall receive a credit toward the first payment in the amount of the unused portion of any payment under the Interim Agreement.

                  (c) Each additional Monthly Payment shall be due and payable thereafter on the same day of the month as the date of execution of this Agreement; provided however, that if any such date is not a day on which banks in New York are open for business (each, a "Business Day"), then the payment due thereon shall be paid on the next Business Day.

                  (c) The Network IRU described in this Agreement shall not become effective until Williams' receipt of the initial payment described above.

                  (d) All other amounts due hereunder shall be due and payable thirty (30) days from Winstar's receipt of the invoice ("Due Date"). Winstar agrees to remit payment to Williams at the remittance address set forth in the applicable invoice.

         13.2.    FORM OF PAYMENT.

                  Winstar shall pay the Monthly Payment and any other amount due hereunder by wire transfer of immediately available funds via Automated Clearinghouse ("ACH") or wire transfer to Williams Communications, LLC in care of Bank One, Chicago, Illinois, ABA #071000013, Account #52-87235 or such other bank or account as Williams may in writing direct Customer to remit payment pursuant to the notice provisions of this Agreement. Customer acknowledges and understands that all charges are computed exclusive of any applicable taxes and additional charges expressly provided herein. Such additional charges shall be paid by Customer in addition to all other charges provided for herein.

         13.3.    DISPUTED CHARGES.

                  (a) Winstar may only dispute charges for Additional Services or Other Services. Winstar shall pay undisputed charges when such payments are due under this Agreement. Winstar may withhold payment of particular charges that Winstar disputes in good faith and for which it promptly gives written notice to Williams, stating the details of such dispute. The parties shall promptly refer such matter to dispute resolution in accordance with Section 24. If Winstar withholds any disputed charges and such charges are ultimately determined to be proper and payable to Williams, Winstar shall ultimately pay such charges to Williams plus interest at the Prime Rate from the date such charges were originally due until the date such charges are paid. No payment dispute shall be grounds for Williams to withhold or diminish the quality or quantity of any of the connectivity and services provided hereunder.

                  (b) Termination of this Agreement as suspension of Services as set forth in this Section shall not affect Winstar's obligation to pay for the Services.

         13.4.    LATE INTEREST.

                  If either Williams or Winstar fails to make any payment of any undisputed amount due and payable under this Agreement when due, such amounts shall accrue interest, from the date such payment is due until paid, including accrued interest, at the Prime Rate.

         13.5.    ADJUSTMENTS.

                  Williams may make corrections to its invoices to reflect undercharges only for the period of two (2) years following the Due Date of each invoice, or two (2) years following the date the corresponding service is rendered, whichever is later.

         13.6.    WILLIAMS' RIGHT TO ASSURANCE.

                  (a) If at any time there is a material adverse change in Winstar's creditworthiness or a material adverse change in Winstar's financial position, then in addition to any other remedies available to Williams, Williams may elect, in its sole discretion, to demand reasonable assurance of payment from Winstar, including among others the posting of a deposit and executing an agreement with Williams regarding the use of any such deposit ("Deposit Agreement"), such Deposit Agreement to be in form and substance acceptable to both Parties.

                  (b) A material adverse change in Winstar's creditworthiness shall include, but not be limited to: (i) Winstar's default of its obligations to Williams under this Agreement; (ii) failure of Winstar to make full payment of charges due hereunder on or before the Due Date on two (2) or more occasions during any period of twelve (12) or fewer months;
                           (iii) acquisition of Winstar (whether in whole or by majority or controlling interest) by an entity which is insolvent ,or which owes past due amounts to Williams or any Williams affiliate, or which is a materially greater credit risk than Winstar.

                  (c) A material adverse change in Winstar's financial position shall include, but not be limited to a decrease in net worth or working capital of five percent (5%) or greater during any calendar quarter.

                  (d) In the event of a Williams demand for assurance of payment, if Winstar has not provided Williams with assurance satisfactory to Williams within ten (10) calendar days of Williams' notice of demand for such assurance, then, in addition to any other remedies available to Williams, Williams shall have the option, in its sole discretion, to exercise one or more of the following remedies: (i) cause the start of any Service described in any previously executed Service Order to be delayed pending receipt of such financial statements or of the satisfactory assurance; or (ii) decline to accept a Service Order or other requests from Winstar to provide Service.

14.      DISCLAIMER OF WARRANTIES

         14.1.    PARTIES.

                  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO WARRANTY TO EACH OTHER OR ANY OTHER ENTITY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY FIBERS, THE SYSTEM, THE TELECOMMUNICATIONS SERVICES, ANY OTHER SERVICES OR ANY ADDITIONAL SERVICES PROVIDED HEREUNDER OR DESCRIBED HEREIN, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

         14.2.    FACILITY OWNERS/LENDERS.

                  NO FACILITY OWNERS/LENDERS HAVE MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, TO WINSTAR CONCERNING WILLIAMS, THE WINSTAR FIBERS, THE CABLE, OR THE SYSTEM OR AS TO ANY OF THE MATTERS SET FORTH IN SECTION 14.1.

15.      INDEMNIFICATION

         15.1.    INDEMNIFICATION.

                  Each party ("Indemnitor") shall indemnify, defend, protect, and hold harmless the other party, its employees, members, managers, officers, agents, contractors, Facility Owners/Lenders, and Affiliates (collectively and individually, "Claimant"), from and against any and all Losses resulting or arising from, relating to or incurred in connection with:

                  (a) The Indemnitor's failure to observe or perform its duties or obligations to third parties (e.g., duties or obligations to its customers);

                  (b) The Indemnitor's infringement or misappropriation of Intellectual Property Rights of any third party;

                  (c) The death or bodily injury of any agent, employee, customer, business invitee or any other person to the extent caused by the tortious conduct of the Indemnitor;

                  (d) The damage, loss or destruction of any real or tangible personal property to the extent caused by the tortious conduct of the Indemnitor;

                  (e) Fines, penalties or other amounts payable due to the Indemnitor's violation of applicable laws or regulation; and

                  (f) Any Claim, demand, charge, action, cause of action, or other proceeding asserted against the Claimant but resulting from an act or omission of the Indemnitor in its capacity as an employer of a person.

         15.2.    THIRD PARTY CLAIMS.

                  With respect to third-party claims, the following procedures shall apply:

                  (a) Promptly after receipt of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a Claim in respect of which the Claimant will seek indemnification pursuant to this Article 15, the Claimant will notify the Indemnitor of such Claim in writing. No failure to so notify the Indemnitor will relieve the Indemnitor of its obligations under this Agreement except to the extent that its ability to defend such Claim is materially prejudiced by such failure. Within fifteen (15) calendar days following receipt of written notice from the Claimant relating to any Claim, but no later than ten (10) calendar days before the date on which any response to a complaint or summons is due, the Indemnitor will notify the Claimant in writing if the Indemnitor elects to assume control of the defense and settlement of that Claim (a "Notice of Election").

                  (b) If the Indemnitor delivers a Notice of Election relating to any Claim within the required notice period, the Indemnitor shall be entitled to have sole control over the defense and settlement of such Claim; provided that (i) the Claimant shall be entitled to observe the defense of such Claim and to employ counsel at its own expense to observe the defense of such Claim, and (ii) the Indemnitor shall obtain the prior written approval, not to be unreasonably withheld or delayed, of the Claimant before ceasing to defend against such Claim or entering into any settlement of such Claim. After the Indemnitor has delivered a Notice of Election relating to any Claim in accordance with the preceding paragraph, the Indemnitor shall not be liable to the Claimant for any legal expenses incurred by the Claimant in connection with the defense of that Claim. In addition, the Indemnitor shall not be required to indemnify the Claimant for any amount paid or payable by the Claimant in the settlement of any Claim for which the Indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the Indemnitor.

                  (c) If the Indemnitor does not deliver a Notice of Election relating to any Claim within the required notice period or after delivering a Notice of Election fails to defend the Claim, the Claimant shall have the right to defend the Claim in such manner as it may deem appropriate. The Indemnitor shall promptly reimburse the Claimant for all reasonable costs and expenses of such defense.

         15.3.    INDEMNIFICATION OF PROVIDERS.

                  Winstar shall indemnify and hold harmless Williams its employees, members, managers, officers, agents, contractors, facility owners/lenders, affiliates and any Third Party Service Providers, acting in such capacity, from and against all Losses arising out of or relating to the content of any transmission by Winstar, including Claims relating to any violation or alleged violation of export control laws or other laws or failure to comply with Winstar's obligations as set forth in Sections 27.4 and 27.5.

         15.4.    WINSTAR CUSTOMERS.

                  Winstar shall indemnify and hold Williams its employees, members, managers, officers, agents, contractors, facility owners/lenders, affiliates, acting in such capacity, harmless from and against all Losses arising out of or relating to the use of the Winstar Fibers by any Winstar customer.

16.      LIMITATION OF LIABILITY

         16.1.    GENERAL INTENT.

                  Subject to the specific provisions of this Article 16, it is the intent of the Parties that each party shall be liable to the other party for any actual damages incurred by the non-breaching party as a result of the breaching party's failure to perform its obligations in the manner required by this Agreement.

         16.2.    LIABILITY RESTRICTIONS.

                  (a) IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE FOR INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

                  (b) Subject to Subsection (c), below, each party's total liability to the other, whether in contract or in tort (including breach of warranty, negligence and strict liability in tort) shall be limited to two hundred million dollars ($200,000,000).

                  (c) The limitation set forth in Subsections (b), above, shall not apply with respect to: (i) third-party Claims subject to indemnification pursuant to the Agreement; or (ii) fees due and owing under this Agreement at the time of the Claim.

                  (d) For the purposes of this Section 16.2 all amounts payable or paid to third parties in connection with Claims that are eligible for indemnification pursuant to this Agreement shall be deemed direct damages.

         16.3.    RELEASED PARTIES.

                  Neither party shall have any recourse of any kind against any Released Party or any assets of a Released Party in respect of any Claim that is not directly or indirectly caused by the Released Party, it being expressly agreed and understood that no liability whatsoever shall attach to or be incurred by any Released Party in respect of any Claim under or by reason of this Agreement or any other instrument, arrangement or understanding relating to the Winstar IRU, the System, the Capacity IRU, the Telecommunications Services, the Other Services or Additional Services, except to the extent such Claim is directly or indirectly caused by the Released Party. Each party waives all such recourse to the extent set forth in this Section on behalf of its successors, assigns, and any entity claiming by, through, or under such party.

17.      INSURANCE

         During the Term, the parties shall each obtain and maintain not less than the insurance requirements in accordance with Exhibit C.

18.      TAXES AND GOVERNMENTAL FEES

         18.1.    PAYMENT BY WINSTAR.

                  Winstar shall timely report and pay any and all sales, use, income, gross receipts, excise, transfer, ad valorem, or other taxes, and any and all franchise fees or similar fees, if any, assessed against it due to its ownership of the Network IRU, its use of the Winstar Fibers, or use of the Capacity IRU including the provision of services over the Winstar Fibers, its use of any other part of the System, or its use of facilities connected to the Winstar Fibers. Notwithstanding the preceding sentence, if Winstar provides Williams with a valid resale or other exemption certificate, Williams shall not charge Winstar any taxes exempted by the resale of other exemption certificate.

         18.2     PAYMENT BY WILLIAMS.

                  Subject to Section 18.1 above, Williams shall timely report and pay any and all sales, use, income, gross receipts, excise, transfer, ad valorem or other taxes, and any and all franchise fees or similar fees assessed against it due to its construction, ownership or use of the System, provided that Winstar shall reimburse Williams for its Pro-Rata Share of property taxes (including ad valorem, use, property, or similar taxes, franchise fees, or assessments that are based on the value of property or of a property right) attributable to the System, including taxes based on the value, operation, or existence of the System.

         18.3     REIMBURSEMENT.

                  If Williams is assessed for any taxes or fees (a) related to Winstar's ownership of the Network IRU, Winstar's use of or rights in the Capacity or Winstar Fibers, or (b) that Winstar is obligated to pay pursuant to Sections 18.1 or 18.2, Winstar shall reimburse Williams for any payment of such taxes or fees within thirty (30) days of receipt of Williams' invoice.

         18.4     COOPERATION.

                  The parties shall cooperate in any contest of any taxes or fees so as to avoid, to the extent reasonably possible, prejudicing the interests of the other party.

         18.5     SERVICES.

                  If any sales taxes, value added taxes or similar charges or impositions are assessed against Williams after, or as a result of, Winstar's use of Telecommunications

                  Services, any Other Services or the Additional Services by any local, state, national, international, public or quasi-public governmental entity or foreign government or its political subdivision, to the extent Winstar has not provided a resale or other exemption certificate, Winstar shall be solely responsible for and shall pay such taxes, charges or impositions and shall hold Williams harmless from any liability or expense associated with such taxes, charges or impositions. If Williams incurs any tax or charge levied to support the Universal Service Fund contemplated by Section 254 the Communications Act of 1934 as amended, 47 U.S.C. Section 254, or its state or municipal equivalent, Winstar shall be solely responsible for and agrees to reimburse Williams for any such tax or charge.

19.      NOTICE

         Unless otherwise provided in this Agreement, all notices and communications concerning this Agreement shall be in writing and addressed to the other party as follows, or at such other address as may be designated in writing to the other party:

          IF TO WINSTAR:                                     IF TO WILLIAMS:
               WINSTAR WIRELESS, INC.                               WILLIAMS COMMUNICATIONS, INC.
               685 THIRD AVENUE                                     ONE WILLIAMS CENTER, SUITE 26-5
               NEW YORK, NY 10017                                   TULSA, OKLAHOMA 74172
               ATTN: EVP, GENERAL COUNSEL                            ATTN: CONTRACT ADMINISTRATION

          WITH A COPY TO:                                      WITH A COPY TO:

               WINSTAR WIRELESS, INC.                               WILLIAMS COMMUNICATIONS, INC.
               2545 HORSE PEN ROAD                                  ONE WILLIAMS CENTER, SUITE 4100
               HERNDON, VIRGINIA 22171                              TULSA, OKLAHOMA 74172
               ATTN: VP, COMMERCIAL AND LEGAL OPERATIONS             ATTN: GENERAL COUNSEL

                  Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified U.S. Mail, postage prepaid, or by commercial overnight delivery service, and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered, on the day after being sent when sent by overnight delivery service, three (3) days after deposit in the mail when sent by U.S. mail or, in the case of invoices, upon the Due Date (as defined in the Telecommunications Services Purchase Provision).

20.      CONFIDENTIALITY

         20.1.    CONFIDENTIAL INFORMATION.

                  Williams and Winstar each acknowledge that they may be furnished with, receive, or otherwise have access to information of or concerning the other party that such party considers to be confidential, proprietary, a trade secret or otherwise restricted. As used in this Agreement and subject to the exclusions set forth in Section 20.3. "Confidential Information" means all information, in any form, furnished or made available directly or indirectly by one party (the "Disclosing Party") to the other (the "Receiving Party") that (i) concerns the operations, facilities, plans, affairs and businesses of the Disclosing Party, the financial affairs of the Disclosing Party, and the relations of the Disclosing Party with its customers, employees and service providers, or (ii) is marked confidential, restricted, proprietary, or with a similar designation. The terms and conditions of this Agreement shall be deemed Confidential Information obligation.

         20.2.    OBLIGATIONS.

                  (a) Each party's Confidential Information shall remain the property of that party except as expressly provided otherwise by the other provisions of this Agreement. Each party shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent unauthorized disclosure of Confidential Information as it employs to avoid unauthorized disclosure of its own information of a similar nature. Except as otherwise permitted hereunder, the parties may disclose such information (A) to their respective directors, officers, managers, employees, agents, contractors and consultants (collectively, "Representatives") and
                           (B) entities performing services required hereunder only where: (i) use of such entity is authorized under this Agreement, (ii) such disclosure is necessary or otherwise naturally occurs in that entity's scope of responsibility, and (iii) the entity agrees in writing to assume the obligations described in this Section 20.2. Any disclosure to such entity shall be under substantially the same confidentiality terms and conditions as provided herein.

                  (b) Each party shall take reasonable steps to ensure that its (and its Affiliates') Representatives comply with this Section 20.2. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the Disclosing Party, the Receiving Party shall promptly, at its own expense:
                           (i) notify the Disclosing Party in writing; (ii) take such actions as may be necessary and cooperate in all reasonable respects with the Disclosing Party to minimize the violation and any damage resulting therefrom.

                  (c) Either party may disclose the terms and conditions of this Agreement to any third party that (i) has expressed a bona fide interest in consummating a significant financing, merger or acquisition transaction or other corporate transaction between the third party and such party, (ii) has a reasonable ability (financial or otherwise) to consummate such transaction, and (iii) has executed a nondisclosure agreement that includes within its scope the terms and conditions of this Agreement and also includes a procedure to limit the extent of copying and distribution thereof. Each party shall endeavor to delay the disclosure of the terms and conditions of this Agreement until the status of discussions concerning such transaction warrants such disclosure. In addition, either party (or either party's Affiliates) may disclose the terms and conditions of this Agreement as such party deems appropriate to prepare for IPOs or major corporate transactions. Any disclosure to such entity shall be substantially under the same confidentiality terms and conditions as provided herein.

         20.3.    EXCLUSIONS.

                  "Confidential Information" shall exclude any particular information that the Receiving Party can demonstrate:

                  (a) At the time of disclosure, was in the public domain or in the rightful possession of the Receiving Party;

                  (b) After disclosure, is published or otherwise becomes part of the public domain through no fault of the Receiving Party;

                  (c) Was received after disclosure from a third party who had a lawful right to disclose such information to the Receiving Party without any obligation to restrict its further use or disclosure;

                  (d) Was independently developed by the Receiving Party without reference to Confidential Information of the Disclosing Party; or

                  (e) Was required to be disclosed to satisfy a legal requirement of a competent government body; provided that, immediately upon receiving such request and to the extent that it may legally do so, the Receiving Party advises the Disclosing Party promptly and prior to making such disclosure in order that the Disclosing Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

         20.4.    No IMPLIED RIGHTS.

                  Nothing contained in this Section shall be construed as obligating a party to disclose its Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any rights or license to the Confidential Information of the other party.

         20.5.    COMMUNICATION WITH FCC.

                  Communications by either party with the FCC regarding the subject matter of this Agreement shall require the other's prior written approval.

21.      DEFAULT

                  Subject to Williams' right of accelerated termination as set forth in Exhibit K, a party shall not be in material breach of this Agreement unless and until the other party provides it written notice of default and the non-performing party has failed to cure within thirty (30) days after receipt of such notice. Any event of default may be waived in writing at the non-defaulting party's option. Upon the failure of a party to timely cure its material breach hereunder within the applicable cure period, the non-defaulting party shall have the right to (i) terminate this Agreement or (ii) subject to the terms of Article 24, pursue any legal remedies it may have under applicable law or principles of equity relating to such breach.

22. THE TERMINATION OF THIS AGREEMENT BY WINSTAR PURSUANT TO THE FOREGOING SHALL NOT RELIEVE WINSTAR OF ITS OBLIGATION TO PAY ANY AMOUNTS OWING ON THE CONTRACT PRICE OR OTHER AMOUNTS OWING TO WILLIAMS WHICH ACCRUED OR WERE INCURRED PRIOR TO THE DATE OF SUCH TERMINATION.

23.      FORCE MAJEURE

         23.1.    EXCUSABLE DELAY.

                  Neither Williams nor Winstar shall be in default under this Agreement as a result of any delay in its performance (other than a failure to make payments when due) caused by any elements of nature or acts of God, fire, explosion, vandalism, power outage, earthquake, flood or lightning; any civil or military authority; by national emergency, insurrection, rebellion, revolution, riot, civil disorders, war or act of terrorism; by cable cuts; or any other cause beyond the reasonable control of such party (collectively, "Force Majeure Events"); provided, however, that (i) the non-performing party is without fault in causing such default or delay, and (ii) such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing party through the use of alternate sources (e.g., other suppliers of telecommunications services or capacity), workaround plans or other means, including means contemplated by applicable disaster recovery processes or procedures).

         23.2.    NOTICE AND REMEDY.

                  In such event the non-performing party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. The non-performing party shall immediately notify the other party by telephone (to be confirmed in writing within two (2) business days of the inception of such delay) and describe at a reasonable level of detail the

                  Force Majeure Event causing such delay and the expected duration of the Force Majeure Event. The non-performing party will provide the other party prompt written notice of the cessation or termination of the Force Majeure Event.

24.      REMEDIES AND DISPUTE RESOLUTION

         24.1.    (a) DISPUTE RESOLUTION.

                  Any dispute between the Parties arising out of or relating to this Agreement, the interpretation of any provision hereof or the performance of Williams or Winstar shall be resolved as provided in this Article 24. Notwithstanding the foregoing, Winstar shall be obligated to make all Monthly Payments without regard to the dispute process set forth herein.

                  (b) Cumulative Remedies.

                  Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

         24.2.    INFORMAL DISPUTE RESOLUTION.

                  (a) Prior to the initiation of any litigation, the parties shall first attempt to resolve their dispute at the chief executive officers level. Each Party's CEO will meet to discuss the dispute, which may be in person or by teleconference. This informal dispute resolution requirement shall not delay the institution of formal proceedings past any statute of limitations expiration or for more than thirty (30) days.

                  (b) This Section 24.2 shall not be construed to prevent a party from instituting, and a party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period, or to preserve a superior position with respect to other creditors or as provided in Exhibit K.

         24.3.    CONTINUED PERFORMANCE.

                  Each party agrees to continue performing its obligations under this Agreement while any dispute is being resolved except to the extent the issue in dispute precludes performance.

         24.4.    IMMEDIATE INJUNCTIVE RELIEF.

                  The only circumstance in which disputes between the parties shall not be subject to the provisions of Section 24.2 is where a party, in good faith, determines that a temporary restraining order or other injunctive relief is its only appropriate and adequate remedy. If a party seeks immediate injunctive relief and does not prevail in substantial part, that party shall pay the other party's costs and attorneys' fees to the extent incurred in responding to or challenging the request for immediate injunctive relief.

25.      GENERAL

         25.1.    RULES OF CONSTRUCTION.

                  (a) The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement that import the singular connotation shall be interpreted as plural, and words that import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require. References to "person" or "entity" each include natural persons and legal entities, including corporations, limited liability companies, partnerships, sole proprietorships, business divisions, unincorporated associations, governmental entities, and any entities entitled to bring an action in, or that are subject to suit in an action before, any state or federal court of the United States.

                  (b) Unless expressly defined herein, words having well-known technical or trade meanings shall be so construed.

                  (c) Except as set forth to the contrary herein, any right or remedy of Williams or Winstar shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

                  (d) Nothing in this Agreement is intended to provide any legal rights to anyone not an executing party of this Agreement except under the indemnification and insurance provisions and except that (i) the Released Parties shall have the benefit of Section 16.3, 25.2(a) and 25.5(a) and (ii) the Facility Owners/Lenders shall be entitled to rely on and have the benefit of Sections 14.2 and 25.5(b).

                  (e) This Agreement has been fully negotiated between Williams and Winstar.

                  (f) In the event of a conflict between the provisions of this Agreement and those of any Exhibit, the provisions of the Exhibits shall prevail and this Agreement shall be corrected accordingly.

                  (g) Except as otherwise set forth herein, for the purpose of this Agreement the normal standards of performance within the telecommunications industry in the relevant market shall be the measure of whether a party's performance is reasonable and timely.

                  (h) Except as the context otherwise indicates, all references to Exhibits, Articles, Sections, Subsections, Clauses, and Paragraphs refer to provisions of this Agreement.

                  (i) The failure of either Williams or Winstar to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

                  (j) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without reference to its choice of law principles. All disputes referred to the statute of limitations and the remedies for any wrongs that may be found shall be governed by the laws of such state. If a proceeding is brought for the enforcement of this Agreement or because of any alleged or actual dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other actual and reasonable costs and expenses incurred in such action or proceeding in addition to any other relief to which such party may be entitled.

                  (k) If any term, covenant or condition in this Agreement shall, to any extent, be invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  (1) The parties acknowledge and agree that: (i) the payment deductions ("Payment Deductions") set forth in Sections 8.4. (collectively, the "Deduction Section") shall not limit Williams' liability or serve as a sole or exclusive remedy for Williams' default under any portion of this Agreement; (ii) Winstar may seek any other rights or remedies it may have against Williams for any default hereunder;
                           (iii) the Deduction Section does not modify or otherwise limit any other term or condition of this Agreement; and (iv) Winstar's compliance with the Deduction Section shall not constitute a breach of the Payment Terms. Williams hereby waives any rights it may have to use the Deduction Section as a claim or defense against any other provision in this Agreement.

         25.2.    ASSIGNMENT.

                  (a) Except to the extent permitted by Section 25.2(d), neither party may, or shall have the power to, assign this Agreement (and, in the case of Section 24.2(a)(v), below, pledge or grant a security interest in this Agreement) the

                           Winstar IRU or the Capacity IRU or delegate such party's obligations hereunder without the prior written consent of the other except to:

                           (i) An entity that acquires all or substantially all of the assets of such party,

                           (ii)     Any Affiliate,

                           (iii) A successor in a merger or acquisition of such party,

                           (iv)     An entity that acquires less than
                                    substantially all of the assets of such
                                    Party provided that the entity has been
                                    determined to be financially solvent by
                                    mutual agreement or the assignment has been approved by the court, or

                           (v)      In connection with any financing.

                           Provided, further, that a party may assign the entirety of its rights and obligations under this Agreement, or the Winstar IRU or the Capacity IRU, individually, with the other party's consent, not to be unreasonably withheld or delayed. In any case, such consent shall not be withheld if the assignee meets certain objective conditions such as credit worthiness and other similar considerations and the assignee agrees in writing to become bound by this Agreement. If the potential assignor tenders a commercially reasonable form of unconditional guarantee of the potential assignee's performance signed by the potential assignor and if such form shall become legally binding upon the potential assignor upon execution and delivery by the non-assigning party, then the potential assignee shall be deemed creditworthy unless it is insolvent or subject to protection under the bankruptcy laws. The rights of assignment expressed in this Section 24.2(a) are subject to the restrictions set forth in
                           Section 24.2(e), below:

                  (b) Notwithstanding the foregoing, no assignment or other transfer of this Agreement shall be effective without the written agreement of the assignee to be bound by the terms and conditions of this Agreement including the indemnification provisions and limitations on liability and recourse provision set forth in this Agreement (including those benefiting the Released Parties).

                  (c)      [intentionally omitted.]


                  (d) The provisions of Section 25.2(a) notwithstanding, Williams may assign some or all of its rights and obligations hereunder to State Street Bank and Trust Company of Connecticut, National Association, or its successors, in connection with a financing by Williams of construction of its fiber optic network. In addition, State Street Bank and Trust Company of Connecticut, National Association, or its successors, may further assign this Agreement as collateral for such financing. If Williams makes an assignment pursuant to this Subsection 25.2(d), Williams (or its assignee pursuant to an assignment made under the other provisions of this Section 25.2) shall guarantee performance of the assignee's obligations.

                  (e) Except in connection with an assignment of this Agreement as provided herein, until the third (3rd) anniversary of the Acceptance Date of any System Segment, Winstar shall not sell the dark fiber, but may place optronics in such System Segment and resell capacity, wavelengths, windows or lambdas in any increment. After such three (3) year period, Winstar may convey an interest in the dark fiber provided that Winstar shall serve as the sole point of contact with Williams and no party receiving such interest shall have any contract rights against or be in privity of contract with Williams as a result of such conveyance.

                  (f) This Agreement and the rights and obligations under this Agreement (including the limitations on liability and recourse set forth in this Agreement benefiting the other party and the Released Parties) shall be binding upon and shall inure to the benefit of Williams and Winstar and their respective permitted successors and assigns.

                  (g) Neither the provisions of this Article nor any other provisions of this Agreement shall limit the ability of any Facility Owners/Lenders or of any Released Parties to assign their rights under this Agreement and such Facility Owners/Lenders and Released Parties may assign their rights hereunder at any time and from time to time without the consent of, notice to, or any other action by any other entity. The provisions of this Agreement benefiting the Facility Owners/Lenders and Released Parties shall inure to the benefit of such entities and their respective Affiliates, successors, and assigns.

                  (h) Notwithstanding any presumptions under applicable state law that a change in control of a party constitutes an assignment of an agreement, a change in control of a party, not made for purposes of circumventing restrictions on assignment or of depriving the other party of rights under this Agreement, shall not be deemed an assignment for purposes of this Agreement.

         25.3.    RELATIONSHIP OF THE PARTIES.

                  The relationship between Williams and Winstar shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including federal income tax purposes. Williams and Winstar, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk.

         25.4.    PROHIBITION ON IMPROPER PAYMENTS.

                  Neither party shall use any funds received under this Agreement for illegal or otherwise "improper" purposes. Neither party shall pay any commission, fees or rebates to any employee of the other party. If either party has reasonable cause to believe that one of the provisions in this Article has been violated, it, or its representative, may audit the books and records of the other party for the sole purpose of establishing compliance with such provisions.

         25.5.    ENTIRE AGREEMENT; AMENDMENT; EXECUTION.

                  (a) This Agreement constitutes the entire and final agreement and understanding between Williams and Winstar with respect to the subject matter hereof and supersedes all prior agreements (oral or written) relating to the subject matter hereof, which are of no further force or effect (including, without limitation, the IRU Agreement between Winstar Wireless, Inc. and Williams Communications, Inc. dated December 17, 1998, (Long-Haul) and all amendments, clarifications and modifications thereto, and the Standstill Agreement among Winstar Wireless, Inc., Winstar Communications, Inc. and Williams dated May 8, 2001, as amended, and the Winstar Services Agreement between Williams and Winstar GoodNet, dated July 16, 1998, Contract Number 98R0675.00, provided that any undisputed payment obligations accruing prior to the Effective Date, shall be due and owing under the terms of this Agreement). The Exhibits referred to herein are integral parts hereof and are made a part of this Agreement by reference.

                  (b) This Agreement may only be amended, modified, or supplemented by an instrument in a single writing executed by duly authorized representatives of Williams and Winstar. No such amendment, modification, or supplement shall result in any modification of (i) any indemnity benefiting any Facility Owners/Lenders or their respective Affiliates or (ii) any limitation of liability or recourse benefiting any Released Parties that is adverse to such Released Parties.

                  (c) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

                  (d) This Agreement may be duly executed and delivered by a party by execution and facsimile delivery of the signature page of a counterpart to the other party, provided that, if delivery is made by facsimile, the executing party shall promptly deliver a complete counterpart that it has executed to the other party.

                  (e) Unless otherwise expressly permitted in this Agreement, Williams shall not make any changes to the Exhibits or Schedules attached hereto that may have a material adverse impact on the performance or usability of the Telecommunications Services, Additional Services or Other Services without Winstar's prior written consent.

         25.6.    PUBLIC DISCLOSURES.

                  All media releases, public announcements, and public disclosures relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements shall be coordinated with and shall be subject to approval by both parties prior to release.

26.      REPRESENTATIONS, WARRANTIES AND COVENANTS

         26.1.    REPRESENTATIONS AND WARRANTIES.

                  In addition to any other representations and warranties contained in this Agreement, each party hereto represents and warrants to the other that:

                  (a) It has the requisite corporate power to enter into, execute, deliver, and perform its obligations under this Agreement;

                  (b) It has taken all requisite corporate action to approve the execution, delivery, and performance of this Agreement;

                  (c) This Agreement constitutes a legal, valid and binding obligation enforceable against such party in accordance with its terms;

                  (d) Its execution of and performance under this Agreement shall not violate any applicable existing regulations, rules, statutes, or court orders of any local, state, or federal government agency, court, or body;

                  (e) It is not subject to any contractual or other obligation that would prevent it from entering into this relationship; and

                  (f) It has not offered or provided any inducements in violation of law or the other party's policies, of which it has been given notice, in connection with this Agreement.

         26.2.    ADDITIONAL WILLIAMS COVENANTS.

                  Excluding services provided by third parties other than Williams' subcontractors, Williams covenants that Telecommunications Services, Additional Services, and Other Services shall be provided to Winstar in accordance with the technical specifications set forth in the applicable service schedule. Williams further covenants that it shall use commercially reasonable efforts under the circumstances to remedy any delays, interruptions, omissions, mistakes, accidents or errors in the Telecommunications Services, Additional Services or Other Services provided hereunder and to restore such Telecommunications Services or Other Services to compliance with the terms hereof.

         26.3.    INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

                  Each party represents, warrants and covenants to the other that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any Intellectual Property Rights of any third party.

27.      USE OF TELECOMMUNICATIONS AND OTHER SERVICES

         27.1.    CONDITION TO PROVISION OF SERVICES.

                  As a condition to provision of the Services by Williams, Winstar warrants that the Telecommunications Services or Other Services shall not be used for any unlawful purpose and that more than ten percent (10%) of the transmissions will be interstate transmissions. The parties represent to each other that this Agreement, to the extent it is subject to FCC regulation, is an inter-carrier agreement not subject to the filing requirements of Section 211 (a) of the Communications Act of 1934, as amended.

         27.2.    INTRASTATE INTEREXCHANGE SERVICES.

                  Winstar may use any interexchange service provided under this Agreement including any service provided by means of a Backbone Agreement only if such interexchange service is used for carrying inter-state (as defined by the FCC) telecommunications (i.e., telecommunications subject to the jurisdiction of the Federal Communications Commission). Williams and its Affiliates shall not be obligated to make available Telecommunications Services, Additional Services, or other interexchange service on a Circuit with end points within a single state or service on a Circuit which originates/terminates at points both of which are situated within a single state unless Winstar represents in writing that such interexchange service or Circuits shall be used to carry inter-state telecommunications (as defined by the FCC).

         27.3.    WINSTAR RESPONSIBILITIES.

                  Winstar has sole responsibility for installation, testing and operation of facilities, services and equipment ("Winstar Facilities") other than those specifically provided by Williams as part of the Telecommunications Services or Other Services as described in a Service Order. In no event will the untimely installation or non-operation of Winstar Facilities relieve Winstar of its obligation to pay charges for the Service or Other Service after the Requested Start Date as set forth in the Service Order.

         27.4.    CONSENTS.

                  As between the parties, Winstar shall be responsible for all arrangements with copyright holders, music licensing organizations, performers' representatives or other parties for necessary authorizations, clearances or consents with respect to transmission contents.

         27.5.    RESTRICTION OF TRANSMISSIONS.

                  Winstar will not transmit content, nor permit its customers to transmit content that violates applicable law or carries an unreasonable risk of leading to criminal, civil or administrative proceedings or investigations against Williams or Winstar.

         27.6     COMPLIANCE WITH REGULATIONS.

                  If the FCC, any state regulatory body, or any court, in each case having competent jurisdiction, determines that any provision of this Agreement violates any applicable rules, policies, or regulations, both parties shall reasonably cooperate to immediately bring this Agreement into compliance, consistent with the intent of this Agreement.

         27.7     RELATED AGREEMENTS.

                  On August 27, 2001, Winstar and Williams executed the Option Agreement and the Amendment to the Wireless IRU. Winstar and Williams agreed then and affirm now that the execution of the Option Agreement was consideration for the other party to execute the amendment to the Wireless IRU, and the execution of the amendment to the Wireless IRU was consideration for the other party to execute the Option Agreement. Winstar and Williams further agree that, if the option under the Option Agreement is exercised, the Wireless IRU, as amended, and the this Agreement are intended to be, and shall be treated for all purposes as, a single integrated agreement. Accordingly, in the event that Williams becomes the subject of a case under the United States Bankruptcy Code, Williams agrees that the Wireless IRU, as amended, and the this Agreement shall be treated as a single integrated agreement for purposes of 11 U.S.C. 365.

         27.7     REASONABLENESS, CONSENTS AND APPROVALS.

                  (a) Where this Agreement requires a party to assist or cooperate, such requirement shall not be interpreted to require materially more than a commercially reasonable level of effort (i.e. the standard applicable will not be "best efforts" or "exhausting all available means").

                  (b) Except where expressly provided as being in the sole discretion of a party, where agreement, approval, acceptance, consent, or similar action by either party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a party under this Agreement shall not relieve the other party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

         IN WITNESS WHEREOF and in confirmation of their consent to the terms and conditions contained in this Agreement and intending to be legally bound hereby, Williams and Winstar have executed and delivered this Agreement as of the dates set forth below.



WINSTAR WIRELESS, INC.                       WILLIAMS COMMUNICATIONS, LLC.




BY:                                          BY: /s/ BRYON J. DANCER
    -------------------------------              -------------------------------

NAME:                                        NAME:   Bryon J. Dancer
     ------------------------------                -----------------------------

TITLE:                                       TITLE:  V.P. Business Development
      -----------------------------                 ----------------------------

DATE:                                        DATE:   8-27-01
       ----------------------------                 ----------------------------